                                                                    EXHIBIT 99.2

                               ITEM 7 INFORMATION

The securities being reported on by Pharmacia Corporation, as a parent holding company, are all owned by Pharmacia & Upjohn AB, a Swedish corporation, which is a wholly owned subsidiary of Pharmacia & Upjohn Holdings B.V., a "check the box"
entity incorporated in the Netherlands. Pharmacia & Upjohn Holdings B.V. is a
wholly owned subsidiary of Pharmacia & Upjohn Inc., a Delaware corporation, which is a wholly owned subsidiary of Pharmacia Corporation, a Delaware corporation.